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                                                                  Exhibit 99.2

                                [LETTERHEAD]

                       FLEETWOOD ANNOUNCES COMPLETION OF
                             FINANCE COMPANY SALE

     RIVERSIDE, Calif., May 24, 1996 -- Fleetwood Enterprises, Inc., the nation's leading producer of manufactured housing and recreational vehicles, announced today that it has completed the sale of Fleetwood Credit Corp., its RV finance subsidiary. The Company previously announced on April 22, 1996 that it had signed an agreement to sell the subsidiary to Associates First Capital Corporation in a cash transaction valued at $157 million. Fleetwood said today it would realize a gain on the sale of approximately $55 million, after selling expenses, that will be recognized in its first quarter which ends July 28, 1996.

     Commenting on the transaction, Fleetwood President Glenn Kummer said, "Now that the sale is completed, we look forward to working with Associates to facilitate their efforts in providing competitive financing programs and excellent service to Fleetwood RV dealers."


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